                                                                   Exhibit 10.17

                       INTERNET CONSULTING AND SOFTWARE
                              SERVICES AGREEMENT

AGREEMENT (the "Agreement") made as of November 24, 1999 (the "Effective Date") by and between Eli Lilly and Company with offices at Lilly Corporate Center, Indianapolis, Indiana ("Customer") and MEDICONSULT, Ltd., a Bermuda corporation, with offices at 1330 Avenue of the Americas, New York, New York ("Developer").

WHEREAS, Customer desires to promote products and materials as proprietary to Customer on the Internet;

WHEREAS, Developer is in the business of providing consulting and programming services in connection with Internet marketing and desires to create and launch a website for Customer subject to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Customer and Developer (each a "Party", and collectively, the "Parties") hereby agree as follows:

1.   SERVICES

1.1 Scope of Services. Subject to the terms and conditions of this Agreement, Developer shall, at no cost to Customer other than as expressly provided herein, timely perform the services and deliver the materials set forth or described in a Statement of Work attached hereto as Schedule 1 (or as a successive schedule), and/or as otherwise subsequently agreed to in writing by the parties (collectively, the "Services"), in order to create, execute, and sustain an Internet promotional campaign, all in accordance with the Specifications (as hereinafter defined.)

1.2 Specifications. The Statement of Work shall detail the design, technical and functional capabilities, look and feel, and other attributes of the Internet presence (the "Specifications"), including a web site (the "Customer Site"). The Specifications shall include, without limitation: (i) Developer's proposal to Customer, as applicable; (ii) a design for the Customer Site, (iii) attributes of performance which the Customer Site will achieve; (iv) deliverables to be provided by Developer as part of the Services, including, without limitation, the Customer Site and all work product, including all source code, created pursuant to a Statement of Work and/or a Work Authorization (the "Deliverables"); and (v) design, development, testing, delivery, implementation, maintenance and update schedules for the Customer Site, and any Deliverables (the "Delivery Schedule"). Developer represents and warrants that the Services, the Deliverables, and the Customer Site shall conform in all material respects to the Specifications.

1.3 The Customer may by notice in writing from time to time during the term of this Agreement modify, delete, or add to the Services for any of the Deliverables. At the time of any such change in the Services for a Deliverable, the Developer and Customer shall agree as to what cost adjustment, if any, will be required in the fee for such Services, as

                            "MEDICONSULT" Agreement
     hereafter designated, for the Deliverable to reflect that change in the Services. If at any time the Developer acting in good faith reasonably determines the instructions or directions from the Customer represent a change in the scope of the Services required by the Developer that would necessitate a change in the Services and in the fee for the Deliverable affected by those instructions or directions, the Developer shall so notify the Customer in writing and shall proceed only upon agreement between the Customer and the Developer as to what adjustment, if any, is required in the fee for the effected Deliverable to reflect those instructions or directions by the Customer. Should the parties not reach agreement pursuant to this Section 1.3, at the Customer's option, Customer may terminate this Agreement, or specific Statement of Work, and Customer may contract with other parties to perform the Services or any part thereof.

     It is possible that Developer will be asked to provide Services, which are not specified as Services in the Statement of Work or Scope of Services. In these cases, a supplemental fee will be agreed upon, in writing, prior to executing the project.

1.4 Work Authorization. With respect to each project assigned to the Developer not covered in the Statement of Work or Scope of Services, the Developer shall prepare a detailed estimate of the fee, including any Out-of-Pocket Expenses, in a format designated by the Customer which itemizes the third-party charges applicable to the project. The detailed estimate shall also include an estimate of staff time. Each project estimate shall be submitted to the Customer for signature approval. The Developer shall not proceed with any project not covered in the Schedule, on behalf of the Customer or incur expenses relating thereto without such approval. Following such approval and until otherwise notified, the Developer shall be authorized to proceed with such project and incur necessary expenses relating thereto.

2.   NON-DISCLOSURE

2.1 Non-Disclosure. Developer agrees that it shall not, without prior written consent of Customer, disclose, distribute or release to any third party, in any manner or medium, directly or indirectly or through its representatives: (i) the Customer Site, or any advertising, publicity or promotion materials (including, without limitation, distribution through the Internet) related to the Customer Site or which include the name of Customer or its affiliates or subsidiaries or any trademark, trade name, or any abbreviation, contraction, or other embodiment thereof; and (ii) any materials or properties owned, controlled, licensed or otherwise proprietary to Customer, whether or not such materials are incorporated in to the Customer Site, prior to the "public" release of such materials.

3.   DELIVERY AND ACCEPTANCE

3.1 Acceptance. Within thirty (30) days after receipt of each Deliverable and the Customer Site, or as soon as practicable thereafter, Customer will test and evaluate Developer's submission (the "Customer Acceptance Test"). The Customer Acceptance Test shall be developed by Customer and shall demonstrate to Customer's sole satisfaction that each Deliverable (including, when applicable, the Customer Site) conforms in all material respects to the Specifications. In the event that the Deliverable meets the Specifications, Customer shall notify Developer in writing that such Deliverable has passed the Customer Acceptance Test ("Customer Acceptance"). In the event a Deliverable fails to pass the Customer Acceptance Test, Customer will advise Developer in writing as to which aspects of the Deliverable failed. Developer shall, at no cost to Customer, remedy such failure and deliver the corrected Deliverable to Customer for review within thirty (30) days following receipt by Developer of notice of the failure.

3.2 Time of Essence. Developer shall perform the Services, and shall otherwise design, develop, test, deliver the Customer Site, promotional plan, and any Deliverables, in strict compliance with the Customer Site Guidelines (as hereinafter defined), the Delivery Schedule and any milestones contained therein. Time is of the essence with respect to all aspects of this Agreement and the subject matter hereof.

4.   CONTINUING SERVICES

4.1 Transfer of Customer Site. Upon Customer acceptance of the Customer Site, Developer shall transfer the Customer Site and any corresponding Deliverables, including original source files, to the location specified in writing by Customer (collectively, the "Host Server") in conformance with the Delivery Schedule. The Customer Site will be hosted on the Host Server or as otherwise specified by Customer (the "Hosting Service Provider"). Developer shall work in conjunction with the Hosting Service Provider in connection with the transfer of the Customer Site to the Host Server. Developer shall promptly inform Customer of any known failure by the Hosting Service Provider to assist Developer in effecting such transfer.

4.2 Operation of the Customer Site. Developer represents and warrants that all Services shall be performed so that the Customer Site and any Deliverables, when operated on the Host Server by the Hosting Service Provider, will function and perform in accordance with the Specifications. Developer shall, at no cost to Customer or Hosting Service Provider, promptly provide any updates, revisions, and replacements necessary for the Customer Site to function and perform in accordance with the Specifications when operated on the Host Server by the Hosting Service Provider. Customer reserves the right to designate an alternative Host Server and Hosting Service Provider, and such designation shall not relieve Developer of its obligations under this Section 4.2, provided that any work completed by Developer outside of the Services, will be provided as "out of scope" services at the rates set forth on the Schedule. At no cost to Customer, Developer shall fully cooperate with Customer and initial Hosting Service Provider in providing the Services under this Agreement, including, but not limited to, identifying and correcting any errors in the Customer Site.

4.3 Updates to the Customer Site. Following implementation of the Customer Site, Developer shall perform updates to the Customer Site and any other updates reasonably requested by Customer within the scope of the Statement of Work. All such updates shall become part of the Customer Site and shall be governed by the terms and conditions of this Agreement.

4.4 Contact Person. Developer shall provide the staffing plan as specified in the Schedule. Developer and Customer shall each designate a principal contact person who shall act as a liaison between Developer and Customer and who shall have sufficient authority to grant or communicate the granting of all necessary approvals. Developer shall, upon request by Customer, remove any Developer employee or agent from the Developer team rendering the Services, and replace same with alternative qualified Developer personnel.

4.5 Maintenance of Customer Site. Developer shall add materials and subsections to the Customer Site promptly after receiving request(s) therefor from Customer, and such work shall be completed on a time and materials basis at the Out-of-Scope rate set forth on the Schedule, and pursuant to the process set forth in Section 1.4.

4.6 Reports. From time to time Customer may request Developer to participate in, and Developer will use commercially reasonable efforts to participate in, a periodic performance evaluation with respect to (1) Developer's servicing of Customer's account, (2) Developer's stewardship of the costs incurred by Customer for Out-of-Pocket Expenses, (3) the working relationship between Developer and Customer, (4) the implementation of this Agreement, and (5) any significant changes to the Staffing Plan detailed in the Project Pricing Proposal (specified in the Schedule). The form of such report will be mutually agreed to by the parties.

5.   COMPUTER SOFTWARE DELIVERABLES

5.1 Third Party Licenses. To the extent that any licenses are required to be obtained from third parties for use of software necessary to operate or maintain the Customer Site (not including server operating systems and core web server software), Developer shall obtain, at Developer's sole cost, such third party licenses for Customer's benefit following Customer's approval in writing of any associated third-party fees. Upon request by Customer, Developer promptly shall supply copies of all such license agreements to Customer.

5.2 Millennium Compliant. Developer represents and warrants that the Software associated with the Customer Site shall provide, among other things, the following functionality: (i) accurate processing of date-related information before, during and after January 1, 2000, including, without limitation, accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately in accordance with the Statement of Work without interruption before, during or after January 1, 2000 without any change in operations associated with the advent of the new century; (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

6.   FEES AND PAYMENT

6.1 Initial Fees. In consideration of Developer providing the services and delivering the Deliverables set forth herein, Customer agrees to pay Developer the fees set forth in the Schedule to this Agreement.

6.2 Additional Services. In the event the parties agree to additional Services other than those Services set forth in the Schedule, such additional Services shall be detailed in a separate Schedule(s) to this Agreement signed by both parties. The additional Schedule(s) will specifically set forth the Services, Deliverables, fees and Out-of-Pocket Expenses. The fee will be the base hourly rate times a multiple of three (3). Customer and Developer shall agree on the amount of Out-of-Pocket Expenses for the Services. "Out-of-Pocket Expenses" shall mean all expenses reasonably and properly incurred by Developer in performing the Services.

6.3  Payment. Developer's invoices to Customer shall be payable within thirty
     (30) days of receipt of Lilly Accounts Payable. For all invoices paid within 30 days from the date of receipt, Lilly will receive a 1% discount off invoice amount for prompt payment. If any rebates are due to Customer under this Agreement, Developer will send the Cash Receipts Advice form (as set forth in Exhibit C to the Schedule) with the rebate check and appropriate documentation to:

                    Corporate Cashier Drop Code 2016
                    Eli Lilly and Company
                    Lilly Corporate Center
                    Indianapolis, Indiana 46285

6.4 Ancillary Rights. Except as set forth in Section 6.1, Developer shall have no right to any royalties, revenues, fees or other payments in connection with, or as a result of, the Services or the Customer Site, or with respect to products or Services promoted on or by the Customer Site. Nor shall Developer have any rights of attribution in connection with the Customer Site, which shall contain appropriate Customer proprietary rights notices, as directed by Customer.

7.   CUSTOMER SITE GUIDELINES

7.1 Guidelines. In addition to any requirements set forth or described in the Specifications, Developer and the Customer Site shall strictly adhere to the guidelines set forth in this Article 7 (collectively, the "Customer Site Guidelines").

7.2 Artistic Control. Customer shall have exclusive artistic and editorial control over the Customer Site, including, without limitation, integration of all Content, and the Design and look and feel of the Customer Site. Developer shall not publish, or otherwise display the Customer Site or any portion thereof without the prior written approval of Customer.

7.3 Purpose. The Customer Site and any Deliverables shall be designated to attract repeat user visits and promote the most current Content, assets and properties identified by Customer.

7.4 Limitations. The Customer Site shall not, without the prior written consent of Customer, contain: (i) software that is downloadable by users (other than HTML and other software used to format and display HTML documents or World Wide Web Pages, and elements embedded therein, such as sounds, images, and audiovisual clips, which elements Customer acknowledges will be downloadable by users); (ii) HTTP links to other Web sites; or (iii) the capability to sell products directly through the Customer Site.

8.   PROPRIETARY RIGHTS

8.1 Ownership of Content and Site. All rights, title and interest in and to the Content (as provided by Customer and as digitized or otherwise reformatted by Developer for the Customer Site, in all media now known or hereafter developed), the Usage Information, Confidential Information (as hereinafter defined), the Deliverables, the Customer Site and any trademarks, trade names, logos, characters and other materials provided by Customer, and the look and feel of the Customer Site, including, without limitation, all copyrights, trademarks, trade names, source code, and other proprietary rights inherent therein or appurtenant thereto (collectively, the "Customer Materials") are owned and retained exclusively by Customer.

8.2 Use of Customer Materials. Developer shall not use the Customer Materials or any portion thereof for any purpose other than that of fulfilling Developer's obligations under this Agreement. The Customer Materials and any portion thereof may not be used, disclosed, transmitted, transferred, sold, assigned, leased or otherwise disposed of, or made available for access by third parties, or be commercially exploited by or on behalf of Developer, its employees or agents, except as expressly provided in this Agreement.

8.3 Developer Materials. Unless otherwise indicated in the Statement of Work and subject to Customer's ownership of all rights, title and interest in and to the Customer Materials, all systems, software, programs, materials, techniques, algorithms and methods not in the public domain or licensed by Developer from any third party and rights thereto owned by Developer as of the Effective Date of this Agreement are and shall remain the property of Developer (collectively, the "Developer Materials").

8.4 Work Made for Hire. Except for the Developer Materials, all programs, materials, products, and modifications developed or prepared for Customer by Developer under this Agreement, including, without limitation, the Customer Materials are and shall remain the property of Customer, and all rights, title and interest therein shall vest in Customer and shall be deemed to be a "work made for hire" and made in the course of the Services rendered hereunder. To the extent that title to the Customer Materials does not, by operation of law, vest in Customer or the Customer Materials are not considered works made for hire, all right, title and interest therein are hereby irrevocably assigned to Customer. All such materials shall belong exclusively to Customer with Customer having the right to obtain and to hold in its own name copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Developer agrees to give Customer and any person designated by Customer any reasonable assistance required to perfect the rights defined in this Article 8.

8.5 License. Developer hereby grants to Customer a perpetual, non-transferable, non-exclusive, royalty-free license to use in the operation of the Customer Site, or by Customer's agent in the operation of such site, provided such agent is not a healthcare content portal company, the Developer Materials utilized in the Customer Site and to prepare derivative works thereto.

8.6 Content License. Customer hereby grants to Developer a non-exclusive, non-transferable, limited license, solely during the Initial Term of this Agreement and any Renewal Period, to use the Content solely for the benefit of Customer in accordance with the terms and conditions of this Agreement. Developer may make such copies of the Content as may be necessary to perform its obligations under this Agreement, including back-up copies of the Content.

9.   CONFIDENTIALITY

9.1 Confidentiality. Unless otherwise agreed to in writing by both parties, the parties shall maintain the strict confidentiality and shall not disclose to any third party the existence of, or terms and conditions of, this Agreement. In addition, Developer, in performing the Services for Customer hereunder, will have access to or be exposed to, directly and indirectly, Customer Materials, user information, data, knowledge, information about the marketing, product and/or business affairs of Customer, and proprietary and trade secret information of Customer, in oral, graphic, written, electronic or machine readable form (collectively, the "Customer Confidential Information"). Customer, in the course of this Agreement, will have access to or be exposed to, directly or indirectly, Developer Materials, data, and product and/or business affairs of Developer, and proprietary and trade secret information of Developer, in oral, graphic, written, electronic or machine readable form (collectively, the "Developer Confidential Information"). Neither Customer Confidential Information, nor Developer Confidential Information shall include information which can be demonstrated: (i) to have been rightfully in the possession of the Receiving Party (as hereafter defined) from a source other than Disclosing Party (as hereafter defined) prior to the time of disclosure of said information to Receiving Party hereunder ("Time of Receipt"); (ii) to have been in the public domain prior to the Time of Receipt; (iii) to have become part of the public domain after the Time of Receipt by a publication or by any other means except an unauthorized act or omission or breach of this Agreement on the part of Receiving Party, its employees, or agents; or
     (iv) to have been supplied to Receiving Party after the Time of Receipt without restriction by a third party who is under no obligation to Disclosing Party to maintain such information in confidence. For purposes of this Agreement, the Disclosing Party shall be the party disclosing information pursuant to this Agreement, and the Receiving Party shall be the party Receiving information pursuant to this Agreement.

9.2 While this Agreement is in effect and, except if Developer terminates this Agreement due to a material breach of this Agreement by Customer, for an additional eighteen (18) month period thereafter, Developer will not, without the prior written approval of Customer, accept assignments for providing Services involving pharmaceutical products which are competitive with the Customer products.

9.3 Obligations. All Confidential Information of Disclosing Party shall be held in strict confidence by Receiving Party and shall not be disclosed or used by Receiving Party without the prior written consent of Disclosing Party, except as provided in this Agreement, or as may be required by law pursuant to available confidentiality restrictions. Receiving Party shall hold Confidential Information in strict confidence and shall use reasonable efforts to provide protection for Confidential Information, including measures at least as strict as those Receiving Party uses to protect its own Confidential Information.

10.  WARRANTIES

10.1 Developer Warranties. Developer represents and warrants that: (i) all of the Services to be performed hereunder will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel; (ii) the Deliverables and the Customer Site will appear and operate in conformance with the Specifications and the Customer Site Guidelines; (iii) Developer has full authority to enter into this Agreement; (iv) all obligations owed to third parties with respect to the activities contemplated to be undertaken by Developer pursuant to this Agreement are or will be fully satisfied by Developer, so that Customer will not have any obligations with respect thereto; (v) Developer is the owner of or otherwise has the right to use and distribute the Software, the Developer Materials, and other materials and methodologies used in connection with providing the Services hereunder;
     (vi) Developer will comply with all applicable federal, state and local laws in the performance of its obligations hereunder; (vii) the Software, the Developer Materials, and other materials and methodologies used by Developer in fulfilling its obligations under this Agreement (except the Content) shall not infringe upon any third-party copyright, trademark, patent, trade secret or other third-party right; (viii) the Customer Site shall not contain any Trojan horses, worms, viruses or other disabling devices; and (ix) Developer, in implementing the Customer Site, shall not alter the Customer Materials in any manner.

10.2 Customer Warranties. Customer represents and warrants that: (i) it has full authority to enter into this Agreement; (ii) all obligations owed to third parties with respect to the activities contemplated to be undertaken by Customer pursuant to this Agreement are or will be fully satisfied by Customer, so that Developer will not have any obligations with respect thereto; and (iii) Customer has provided Content for the Customer Site that does not infringe or violate copyright, patent, trademark, trade secret or other proprietary rights of any third party.

11.  DISCLAIMERS OF WARRANTY

     The warranties set forth in Section 1.2, 1.3, 3.2, 4.2, 4.6, 5.3, and
     Article 10 of this Agreement are limited warranties and are the only warranties made by the respective parties. The parties expressly disclaim, and hereby expressly waive, all other warranties, express or implied, including, without limitation, warranties of merchantability and fitness for a particular purpose. Customer makes no warranties or guarantees as to the accuracy or completeness of any content published or made accessible on the customer site.

12.  INDEMNIFICATION AND INSURANCE

12.1 Developer Indemnification. Developer shall indemnify, defend, and hold harmless Customer, its directors, officers, employees and agents, against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that the same is based upon a claim that: (i) if true, would constitute a breach of any of Developer's representations, warranties, or obligations hereunder; (ii) arises out of the negligence or willful misconduct of Developer; or (iii) any of the Developer Materials, or Services or Deliverable or the Customer Site or any portion thereof infringes or violates any patents, copyrights, trade names, trade secrets, license, or other rights of any third party.

12.2 Customer Indemnification. Customer shall indemnify, defend, and hold harmless Developer, its directors, officers, employees and agents, with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that the same is based upon a claim that any of the Content provided by Customer infringes or violates any U.S. patents which have issued as of the Effective Date, copyrights, trade names, trade secrets, license, or other property rights of any third party.

12.3 Notice. In claiming any indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party with written notice of any claim which the indemnified Party believes falls within the scope of this
     Article 12. The indemnified Party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified Party may not be entered into without the indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed.


     Limitation of Liability. EXCEPT FOR EACH PARTY'S LIABILITIES AS SET FORTH IN SECTIONS 12.1, 12.2 and 12.3 OF THIS AGREEMENT, AND EXCEPT FOR GROSS NEGLIGENCE OR INTENTIONAL OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS ARISING OUT OF OR IN CONNECTION WITH THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT, AND WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. Except for each party's liabilities as set forth in

     12.4 Sections 12.1, 12.3 and 12.3 of this Agreement, and except for gross negligence or intentional or willful misconduct, any damages that either party if required to pay for any reason whatsoever and regardless of the form of action, in the aggregate, shall be limited to the amount of the total fees payable to Developer hereunder.

12.5 Insurance.

12.5.1  Insurance.  MCNS will at all times during the term of this Agreement
        ---------
        maintain appropriate insurance coverage with responsible carriers. MCNS shall provide Lilly proof of such coverage within ten (10) days of the execution of this Agreement.

12.5.2  Required Coverage.  MCNS shall maintain workers compensation and
        -----------------
        employers liability insurance, general liability insurance coverage that includes property damage and personal injury components, and errors and omissions liability coverage. Such insurance coverage, at a minimum, shall include the following types and amounts:

12.5.2.1 Workers compensation and employers liability meeting the statutory minimum in the states in which Services are to be performed by MCNS employees;

12.5.2.2 Commercial general liability insurance naming Lilly as an additional insured including premises and operations coverage with limits of not less than $5,000,000 per occurrence and $5,000,000 per incident;

12.5.2.3 Property damage liability insurance naming Lilly as an additional insured with limits of not less than $3,000,000 per occurrence and $3,000,000 per accident; and

12.5.2.4 Errors and omissions liability insurance naming Lilly as an additional insured with limits of not less than $5,000,000 per occurrence and $5,000,000 per incident.

In the event a policy required by this Agreement is canceled or reduced to a level below the minimum liability limits prescribed hereinabove, MCNS shall give Lilly fifteen (15) days' prior written notice of such termination or reduction. In that event, Lilly shall have the right to terminate this Agreement if MCNS is unable to secure the necessary coverage within thirty (30) days of such notice.

13.  TERM AND TERMINATION

13.1 Term. The initial term of this Agreement shall commence as of the Effective Date and shall continue for a period of one (1) year ("Initial Term"). Thereafter the Agreement shall automatically be renewed, subject to Section 13.2, for successive periods of one (1) year (each a "Renewal Period"), unless terminated by either of the Parties pursuant to the terms of this Agreement.

13.2 Termination. Customer may terminate this Agreement at any time, with or without cause by giving Developer at least thirty (30) days' prior written notice (the "Termination Period"), unless a separate termination provision is set forth in a Schedule, in which case the termination provision set forth in the Schedule shall control. Except as otherwise herein provided, during the Termination Period, the rights, duties, and responsibilities hereunder of each party shall continue in full force. Either Party may terminate this Agreement at any time upon written notice to the other Party in the event of the occurrence of one or more of the following events: (i) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by the other Party; or (ii) if such a petition is filed by any third party, or an application for a receiver of the other Party is made by anyone, and such petition or application is not resolved favorably by such Party within sixty (60) days; or (iii) the other Party materially breaches any of its representations, warranties, obligations or agreements hereunder, and such breach, if capable of being cured, is not cured within thirty (3) days following receipt of written notice of such breach from the non-breaching Party. Termination under Section 13.2(iii) hereof shall be effective, at the non-breaching Party's option, upon the breaching Party's receipt of a notice of a material breach under Section 13.2(iii).

13.3 Survival. Upon expiration or termination of this Agreement, all provisions comprising the Parties' express warranties provided herein, in addition to
     Section 2.2, 5.1, and Articles 8 (except Section 8.7), 9, 10, 11, 12 (except Section 12.4), 13 (except Section 13.5), and 14 shall survive.

13.4 Return of Customer Materials and Advertising. Upon expiration or termination of this Agreement, or upon request by Customer, Developer shall immediately cease using and return to Customer (or at Customer's request, destroy) all copies of Customer Materials, if any, in its control or possession, in addition to all other property belonging to and/or received from Customer.

13.5 Transfer of Services. Upon termination or expiration of this Agreement, Developer shall, at no cost to Customer, provide reasonable assistance to Customer and any third parties authorized by Customer in assuming performance of those Services necessary for continued and uninterrupted operation of the Customer Site.

14.  GENERAL PROVISIONS

14.1 No Agency or Joint Venture. The Parties agree and acknowledge that the relationship of the Parties is in the nature of an independent contractor. This Agreement shall not be deemed to create a partnership or joint venture and neither Party is the other's agent, partner, employee, or representative.

14.2 Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God or any act beyond its reasonable control, provided that such Party gives the other Party written notice thereof promptly upon discovery thereof and uses its best efforts to cure the delay.

14.3 Partial Invalidity. Should any provision of this Agreement be held to be void, invalid or inoperative, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provisions shall be deemed modified to the least degree necessary to remedy such invalidity.

14.4 No Waiver. The failure of either Party to partially or fully exercise any right or the waiver by either Party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

14.5 No Assignment. Developer shall not assign this Agreement or any of its rights or obligations under this Agreement to any other entity without the prior written consent of Customer.

14.6 Notices. Any notice required or permitted to be sent shall be in writing and shall be sent in a manner requiring a signed receipt such as authenticated Internet transmission, authenticated facsimile transmission, FedEx or like courier delivery, or if mailed, then mailed by registered or certified mail, return receipt requested. Notice is effective upon receipt. Notices shall be sent to the addresses first set forth above to the attention of the signatories of this Agreement.

14.7 Entire Agreement. This Agreement, including any Schedules or Exhibits annexed hereto, set forth the entire agreement between the Parties on this subject, and supersedes all prior negotiations, understandings, and agreements between the Parties concerning the subject matter. No Amendment or modification of this Agreement shall be made except by writing signed by the Party to be bound thereby.

14.8 Designated Suppliers. Developer must use suppliers designated by Customer (Customer "Select" Suppliers) unless such suppliers are unable to supply the applicable supplies.

14.9 Audits. Upon reasonable advance notice, all contracts, paper, correspondence, copybooks, time sheets, account records, and other materials which relate to the fees charged by Developer pursuant to this Agreement (with the exception of employee salaries, which are proprietary and confidential), will be open to inspection, examination and audit by Customer or Customer's representative during Developer's normal business hours at Developer's place of business. In addition, Customer will have the right, at its expense and upon no less than five (5) working days' prior written notice, to perform an audit of Developer's methodology and processes in performing the Services, with specific emphasis on Developer's security and change control procedures related to its development work. Such audit, which may be conducted by Customer personnel under obligations of confidentiality or by an independent auditing firm, will not interfere unreasonably with Developer's business activities, and will be performed only when Customer has received a request from the U.S. Food and Drug Administration (or agency with similar regulatory authority and jurisdiction over Customer's business), or if Customer believes that such an audit is necessary in order to comply with Applicable Regulations. Customer will use information received during an audit solely for the purposes of the Agreement and will otherwise maintain the confidentiality of such information.

14.10 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Indiana without regard to principals of conflict of laws.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

               CUSTOMER                       DEVELOPER
         ELI LILLY AND COMPANY              "MEDICONSULT"

By: /s/ Mike B. Kinney                By:  /s/ Robert Jennings
    ----------------------------           -------------------------
Name:   Mike B. Kinney                Name:    Robert Jennings
Title: Director of Procurement        Title: Chief Executive Officer

Date:___________________________      Date:_________________________